STANDARD MICROSYSTEMS CORPORATION
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 6, 1995
                            ------------------------

To the Stockholders of
  STANDARD MICROSYSTEMS CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Standard Microsystems Corporation ("SMC" or the "Company") will be held on July 6, 1995, at 10:00 A.M., at The Radisson Hotel Islandia, 3635 Expressway Drive North, Hauppauge, New York for the following purposes:

        (1) Election of directors.

        (2) Adoption and approval of the 1994 Director Stock Option Plan.

        (3) Ratification of the selection of Arthur Andersen & Co. as independent public accountants for SMC for the fiscal year ending February 28, 1996.

        (4) Transaction of such other business as may properly come before the meeting or any adjournment thereof.

    In accordance with the bylaws of SMC, the Board of Directors has fixed the close of business on May 19, 1995 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,
                                          HAROLD I. KAHEN
                                          Secretary

Dated: May 31, 1995

  AFTER READING THE FOLLOWING PROXY STATEMENT, PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       STANDARD MICROSYSTEMS CORPORATION
                                 80 ARKAY DRIVE
                           HAUPPAUGE, NEW YORK 11788
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                  ANNUAL MEETING OF STOCKHOLDERS, JULY 6, 1995

    This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Standard Microsystems Corporation, a Delaware corporation ("SMC" or the "Company"), for use at the Annual Meeting of Stockholders of SMC to be held on July 6, 1995 and at any adjournment thereof. May 31, 1995 is the approximate date on which this statement and the accompanying proxy are first being mailed to stockholders.

                             ELECTION OF DIRECTORS

    At the annual meeting, two directors are to be elected for terms expiring in 1998, one for a term expiring in 1997 and one for a term expiring in 1996.

NOMINEES OF THE BOARD OF DIRECTORS

    It is the intention of the persons named in the proxy hereby solicited to vote for the election as directors of the three nominees of the Board who are named below, unless otherwise specified in the proxy. Should any nominee become unable to accept nomination or election (which is not anticipated), it is the intention of the persons designated as proxies to vote for the election of any remaining nominee and for any substitute nominee as the Board may designate.

    Set forth below is certain information with respect to each nominee and each other person whose term of office as a director will continue after the Annual
Meeting:

                        OTHER POSITIONS WITH SMC, PRINCIPAL OCCUPATION, CERTAIN     DIRECTOR
    NAME                    OTHER DIRECTORSHIPS AND AGE AS OF MAY 19, 1995           SINCE
- ----------------------  -------------------------------------------------------   -----------
NOMINEES TO SERVE UNTIL THE 1998 ANNUAL MEETING:

Ivan T. Frisch........  Provost, Polytechnic University; 57                          1992
Victor F. Trizzino....  President and Chief Executive Officer, SMC; 54               1988

NOMINEE TO SERVE UNTIL THE 1997 ANNUAL MEETING:

Robert M. Brill.......  General Partner, Poly Ventures, L.P. and Poly Ventures       1994
                          II, L.P., venture capital investment in high
                          technology; Director, OPAL, Inc.; 48

NOMINEE TO SERVE UNTIL THE 1996 ANNUAL MEETING:

Raymond Frankel.......  Portfolio Manager, Glickenhaus & Co., investment          1977; also
                          manager; 73                                             1972-75

                        OTHER POSITIONS WITH SMC, PRINCIPAL OCCUPATION, CERTAIN     DIRECTOR
    NAME                    OTHER DIRECTORSHIPS AND AGE AS OF MAY 19, 1995           SINCE
- ----------------------  -------------------------------------------------------   -----------
DIRECTORS CONTINUING TO SERVE UNTIL THE 1997 ANNUAL MEETING:

Herman Fialkov........  General Partner, Poly Ventures, L.P., venture capital        1971
                          investment in high technology; Director, Laser
                          Recording Systems, Inc., OPAL, Inc.; 73
Paul Richman..........  Chairman, SMC; Director, MOSAID Technologies, Inc.;          1974
                          President, The Consortium for Technology Licensing,
                          Ltd.; 52

DIRECTORS CONTINUING TO SERVE UNTIL THE 1996 ANNUAL MEETING:

Evelyn Berezin........  Venture capital consultant; Director, DNA Plant              1993
                          Technology Corp.; 70
Peter F. Dicks........  Corporate Director; Directorships include, among           1992; also
                          others, The East German Investment Trust PLC, Second     1976-1991
                          Consolidated Trust PLC, DSI Data Systems
                          International Ltd PLC; 52.

    The principal occupation for the last five years of each nominee and director continuing in office is stated above, except that (1) until October 1991, Mr. Dicks was Executive Director of Manakin Holdings plc (in members' voluntary liquidation) (formerly Abingworth plc); and (2) Dr. Frisch has been Provost only since 1992 but has served at Polytechnic University as Professor of Electrical Engineering and Computer Sciences during the entire period and as Director of the Center for Advanced Technology in Telecommunications until 1992.

COMMITTEES AND MEETINGS OF THE BOARD

    The SMC Board of Directors held four meetings during the last fiscal year. The audit committee held four meetings, the compensation committee held four meetings, and the nominating committee held no meeting. The members of the audit committee are Evelyn Berezin, Robert M. Brill and Ivan T. Frisch; of the compensation committee, Peter F. Dicks, Herman Fialkov and Raymond Frankel; and of the nominating committee, Peter F. Dicks, Ivan T. Frisch and Paul Richman.

    The audit committee reviews the internal controls of SMC and the objectivity of its financial reporting. It meets with appropriate SMC financial personnel and the independent public accountants in connection with these reviews. It recommends to the Board the appointment of the firm of independent public accountants, subject to ratification by the stockholders at the annual meeting, to serve as auditors for the following year. The compensation committee makes recommendations to the Board with respect to the compensation of officers of SMC; members of the compensation committee also constitute the committees that administer SMC's stock option plans (other than the Director Stock Option Plan) and restricted stock bonus plan. The nominating committee recommends criteria and qualifications for nominations for director, identifies possible candidates, and recommends to the Board for nomination those whom the committee deems best qualified. The nominating committee will consider recommendations for director made by stockholders. Such recommendations should be in writing, mailed to the Secretary of SMC.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The management of SMC has been informed that, as of May 19, 1995, the persons and group identified in the table below, including all directors, nominees and executive officers, owned beneficially, within the meaning of Securities and Exchange Commission ("SEC") Rule 13d-3, the shares of SMC Common Stock reflected in such table. As of May 19, 1995, each director, nominee or executive officer of SMC disclaims beneficial ownership of securities of any subsidiary of SMC. Except as otherwise noted, the named beneficial owner claims sole investment and voting power as to the securities reflected in the table.

                                                                    NUMBER OF
    BENEFICIAL OWNER                                                SHARES(1)
- ----------------------------------------------------------------   ------------
Evelyn Berezin..................................................       10,500(2)
Robert M. Brill.................................................        5,000(3)
Anthony M. D'Agostino...........................................       24,393(4)
Peter F. Dicks..................................................       20,000
Herman Fialkov..................................................       56,003
Raymond Frankel.................................................           --
Ivan T. Frisch..................................................       16,000(5)
Gerald E. Gollub................................................       40,113(6)
Paul Richman....................................................      116,031(7)
Arthur Sidorsky.................................................       36,143(8)
Victor F. Trizzino..............................................      116,881(9)
All directors and executive officers as a group (11 persons)....      441,064(10)

- ------------
 (1) Shares held by each beneficial owner constitute less than 1% of the class, except for all directors and executive officers as a group (3.33%).
 (2) Includes 500 shares owned jointly with husband and 10,000 shares covered by currently exercisable options.
 (3)  Includes 5,000 shares covered by currently exercisable options.
 (4)  Includes 6,636 shares covered by currently exercisable options.
 (5)  Includes 12,500 shares covered by currently exercisable options.
 (6)  Includes 12,417 shares covered by currently exercisable options.
 (7)  Includes 16,937 shares covered by currently exercisable options.
 (8) Includes 10,001 shares owned jointly with wife and 10,399 shares covered by currently excercisable options.
 (9)  Includes 32,306 shares covered by currently exercisable options.
(10)  Includes 106,192 shares covered by currently exercisable options.

EXECUTIVE COMPENSATION

    The following table sets forth all plan and non-plan compensation paid to the named executive officers for services rendered in all capacities to SMC and its subsidiaries during the three years ended February 28, 1995.

                           SUMMARY COMPENSATION TABLE
                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                ---------------------------
                                                                          AWARDS
                                                                ---------------------------
                                                                                 SHARES OF
                                   ANNUAL COMPENSATION(1)                          STOCK
                                ----------------------------    RESTRICTED       UNDERLYING
                                FISCAL    SALARY      BONUS       STOCK           OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR       ($)        ($)      AWARDS($)(2)     GRANTED(#)    COMPENSATION($)(3)
- -----------------------------   ------    -------    -------    ----------       ----------    ------------------
Victor F. Trizzino...........    1995     410,000    287,281      82,000           23,597             4,711
 President and Chief             1994     365,000    277,509      73,000           22,812             4,616
 Executive Officer               1993     335,500    723,856      67,000             -0-              4,329
Paul Richman.................    1995     386,500    386,500        -0-            22,245             4,711
 Chairman                        1994     364,000    559,392      26,607           22,750             4,568
                                 1993     346,500    370,843      69,300             -0-              4,328
Gerald E. Gollub.............    1995     287,500       -0-         -0-            16,547             4,801
 Executive Vice President        1994     265,000    191,947      53,000           16,562             4,558
                                 1993     250,000    408,290      50,000             -0-              4,351
Arthur Sidorsky..............    1995     240,500    240,500      48,100           13,842             4,695
 Executive Vice President        1994     222,000     65,600      44,400           13,875             4,611
                                 1993     205,200     57,000      43,000             -0-              4,335
Anthony M. D'Agostino........    1995     155,000    108,606      31,000            8,921             4,677
 Vice President--Finance         1994     141,000    107,200      28,200            8,812             4,541
 and Treasurer                   1993     130,000    290,496      26,000             -0-              3,099

- ------------
(1) Excludes perquisites and other personal benefits aggregating less than the lesser of $50,000 or 10% of the total salary and bonus reported for the named person.

(2) Restricted stock awards vest on each of the second, third, and fourth anniversaries of the grant date, to the extent of one-third of the shares awarded. Each award was made in part payment of the executive officer's fiscal 1995, 1994, or 1993 bonus, following the end of such fiscal year. Holders of restricted stock awards are entitled to dividends to the same extent as owners of unrestricted shares. The numbers of shares granted to each executive officer as restricted stock awards are as follows:

                                                      1995     1994     1993
                                                     -----    -----    -----
       Victor F. Trizzino.........................   4,824    4,563    4,288
       Paul Richman...............................    -0-     1,663    4,435
       Gerald E. Gollub...........................    -0-     3,313    3,200
       Arthur Sidorsky............................   2,829    2,775    2,752
       Anthony M. D'Agostino......................   1,824    1,763    1,664

    As of February 28, 1995, the market value of each executive officer's holdings of restricted stock was as follows:
    Victor F. Trizzino, $345,057; Paul Richman, $224,959; Gerald E. Gollub, $254,109; Arthur Sidorsky, $146,466;
    Anthony M. D'Agostino, $132,474.

(3) Reflects SMC contributions under the Incentive Savings and Retirement Plan.

    Pursuant to an employment agreement the other substantive terms of which have expired, Mr. Richman was entitled to receive specified percentages of certain SMC licensing revenues or revenues from sales of products manufactured and/or sold by SMC pursuant to any second-sourcing, technology transfer, or other agreement with an SMC licensee, in total amounts not exceeding $586,000 in fiscal 1994 or $386,500 in fiscal 1995. Such additional compensation is included in the Summary Compensation Table.

    Messrs. Trizzino, Gollub and Sidorsky were employed during the 1995 fiscal year pursuant to employment agreements expiring February 29, 1996, pursuant to which their respective salaries were as reflected in the Summary Compensation Table. SMC may terminate Mr. Sidorsky's employment before the contract expiration date on notice accompanied by payment equal to one year's salary.

    Mr. Richman and SMC entered into an employment agreement as of March 1, 1995, pursuant to which Mr. Richman will be employed as Chairman of the Board until February 29, 2000, unless prior to such time, the Board of Directors declines to elect him to such position or Mr. Richman declines to serve in such position, in which case Mr. Richman will continue to render services as a consultant. Mr. Richman is required to devote 80% of his business time to rendering services to SMC, subject to the right of either party to reduce such percentage. Mr. Richman's initial salary is $309,200, subject to annual increases based on changes in the Consumer Price Index and adjustments for changes in the percentage of time Mr. Richman is required to devote to SMC. The agreement continues Mr. Richman's right to receive specified percentages of certain SMC licensing or sales revenues, described above (or that of his estate to receive lesser percentages for five years, if Mr. Richman dies while employed by or acting as consultant to SMC).

    For fiscal years through 1995, SMC agreed to pay certain of its executives, including certain of the executive officers named in the preceding table, incentive compensation based on specified percentages of the consolidated net income of SMC (or a specified division of SMC) before income taxes, as defined. The amounts of this incentive compensation are included under the Bonus column in the Summary Compensation Table. For fiscal 1995, 1994 and 1993, part of such incentive compensation was paid in cash and is included under the Bonus column, and the balance was paid in the form of restricted stock awards under the 1991 Restricted Stock Bonus Plan, as set forth in note 2 to the table. SMC has not yet fixed such incentive compensation for fiscal 1996.

    Under SMC's Executive Retirement Plan, officers, including executive officers, whose employment terminates after 10 years of service or by reason of total and permanent disability (or the beneficiary of a deceased participant), are entitled to receive, for 10 years, in equal monthly installments, beginning at age 65 or such officer's later retirement date, an annual benefit equal to 35% of the participant's Base Annual Salary, as defined. As of March 1, 1995, the amount of such annual benefit that would be payable to each of the executive officers named in the table on reaching age 65 is as follows: Victor F. Trizzino $129,558; Paul Richman, $127,983; Gerald E. Gollub, $93,625; Arthur Sidorsky $77,898; Anthony M. D'Agostino, $49,700.

    SMC has entered into severance pay agreements with certain officers, including Messrs. Trizzino, Gollub, Sidorsky and D'Agostino, which provide that, in the event of a change of control of SMC and the subsequent discharge or constructive discharge (other than for good cause) of such officer, he shall (i) receive severance pay equal to one year's base salary (18 months' in the case of Messrs. Trizzino, Gollub, and Sidorsky), (ii) be paid cash for surrender of the officer's stock options and for shares granted under any restricted stock bonus plan, based on the market price of SMC stock, and (iii) continue to receive for 18 months following such discharge certain insurance benefits provided by SMC. If within six months after a change of control of SMC, the officer voluntarily terminates his employment (otherwise than by reason of constructive discharge), the severance pay is limited to six months' base salary, and the officer shall continue to receive such insurance benefits for six months.

    The following table sets forth information regarding individual grants of stock options to the named executive officers during the 1995 fiscal year. Options become exercisable in four equal annual installments commencing on the first anniversary of grant and may be exercised cumulatively at any time before expiration.

                       OPTION GRANTS IN LAST FISCAL YEAR
                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                    NUMBER OF       % OF SHARES                               ANNUAL RATES OF STOCK
                                   SECURITIES       SUBJECT TO                                PRICE APPRECIATION FOR
                                   UNDERLYING     OPTIONS GRANTED    EXERCISE                      OPTION TERM
                                 OPTIONS GRANTED  TO EMPLOYEES IN      PRICE      EXPIRATION  ----------------------
   EXECUTIVE OFFICER              (# OF SHARES)     FISCAL YEAR    ($ PER SHARE)     DATE       5%($)       10%($)
- -------------------------------- ---------------  ---------------  -------------  ----------  ----------  ----------
Victor F. Trizzino..............      23,597            5.9%           17.38         5/5/99      113,307     250,380
Paul Richman....................      22,245            5.6%           17.38         5/5/99      106,815     236,034
Gerald E. Gollub................      16,547            4.1%           17.38         5/5/99       79,455     175,575
Arthur Sidorsky.................      13,842            3.5%           17.38         5/5/99       66,466     146,873
Anthony M. D'Agostino...........       8,921            2.2%           17.38         5/5/99       42,837      94,658

    The following table sets forth aggregate information concerning stock option exercises during fiscal 1995 by each of the named executive officers, together with the year-end value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES
                                                                NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS                IN-THE-MONEY OPTIONS
                                                                AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)
                             SHARES AQUIRED       VALUE      ---------------------------   ---------------------------
    NAME                     ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------------  ---------------   -----------   -----------   -------------   -----------   -------------
Victor F. Trizzino.........       15,000           279,300      20,704         55,705        369,192        704,139
Paul Richman...............        -0-               -0-         5,688       39,307           59,724        382,025
Gerald E. Gollub...........       22,500           332,700       4,142         41,467         43,491        539,069
Arthur Sidorsky............        -0-               -0-         3,469         24,248         36,425        235,502
Anthony M. D'Agostino......       15,000           264,769       2,203         23,030         23,132        305,404

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board of Directors with respect to compensation of the Company's officers, directors and certain other employees, as well as any bonuses for officers.

    The Committee has developed and implemented compensation programs which seek to enhance the profitability of SMC and improve shareholder value by closely aligning the financial interests of the Company's senior management team with those of its shareholders. A significant part of each executive's compensation depends on appreciation of the Company's common stock. Each executive's compensation is composed of two elements: (1) current compensation composed of basic salary and cash bonuses and (2) long-term compensation tied directly to shareholder value, composed of restricted stock awards and stock options.

    Base pay is designed to be competitive with salary levels at similar industrial companies for equivalent positions. From time to time, the Committee utilizes independent survey information to ensure that executive salaries are within a competitive range.

    Each executive is eligible to receive an annual incentive bonus. The bonuses earned for fiscal 1995 were based on performance in excess of a base operating income requirement. One executive officer involved in the Company's licensing activity receives an annual incentive bonus linked to the Company's success in realizing revenue from the sale of products pursuant to certain second sourcing, technology transfer, or licensing agreements.

    Long-term compensation is tied directly to shareholder return. Under the current program, executives have received stock options which vest over four years and restricted stock awards which vest over four years. The purposes of this program are (1) to motivate the Company's executives to enhance the Company's market capitalization and hence, the shareholders' return, and (2) to create an incentive for the executive to remain with the Company.

    In fiscal 1995, the compensation of Mr. Trizzino, SMC's Chief Executive Officer, included a base salary of $410,000 and a bonus of $287,281. Restricted stock awards and stock options granted to Mr. Trizzino during fiscal 1995 are shown in the Summary Compensation Table. Mr. Trizzino's bonus was based on a percentage of corporate operating income in excess of a base operating income requirement. In addition, the Committee considered the following factor, among others: during fiscal 1995, the Company penetrated the strategic enterprise internetworking market, a market that provides access to the corporate end-user. During Mr. Trizzino's term as President and Chief Executive Officer, SMC has put in place a comprehensive strategy with the aim of developing the Company into a vertically integrated networking enterprise. The Company achieved all-time record annual results for fiscal 1995, with revenues increasing by 17% and net income increasing by 22% over year earlier results.

    Section 162(m) of the Internal Revenue Code limits to $1,000,000 the amount of "applicable employee remuneration" deductible by SMC for "covered" employees for any taxable year. No policy has been adopted with respect to Section 162(m) of the Code for executive officers, since their "applicable employee remuneration" levels are not expected to exceed $1,000,000.

                Peter F. Dicks  Herman Fialkov  Raymond Frankel

    The following line graph compares cumulative total shareholder return for SMC Common Stock, the Center for Research in Security Prices ("CRSP") Total Return Index for NASDAQ Stock Market (US Companies) and the CRSP Total Return Index for NASDAQ Computer Manufacturers, assuming an investment of $100 in each in February 1990 and the monthly reinvestment of dividends. The performance shown on the graph is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                            PERFORMANCE GRAPH FOR
                      STANDARD MICROSYSTEMS CORPORATION

Prepared by the Center for Research in Security Prices
Produced on 4/13/95 including data to 02/28/95

                                   [CHART]

                           02/28/90 02/28/91 02/28/92 02/28/93 02/28/94 02/28/95
                           -------- -------- -------- -------- -------- --------
Standard Microsystems
  Corporation                100.0     78.2    132.7    272.7    278.2    385.5
Nasdaq Stock Market
  (US Companies)             100.0    110.2    157.2    167.2    196.8    200.1
Nasdaq Computer
  Manufacturers Stocks
  SIC 3570-3579 US &
  Foreign                    100.0    135.6    172.0    182.0    193.0    198.6

NOTES:

  A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
  C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D.  The index level for all series was set to $100.0 on 02/28/90.

    Pursuant to SEC rules, the material under the caption Board Compensation Committee Report on Executive Compensation through and including the line graph and related explanatory material is not to be deemed either "soliciting material" or "filed" with the SEC. It is specifically excluded from any material incorporated by reference in SMC filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.

                              -------------------

    Directors who are not officers of SMC receive an annual retainer of $25,000, plus $1,200 per meeting attended; committee members receive an additional annual retainer of $3,500 per committee, plus $800 per committee meeting attended.

    Under SMC's 1990 Director Stock Option Plan, options to purchase an aggregate of 200,000 shares of SMC Common Stock were authorized for grant to directors who are not employees of SMC or any subsidiary ("Eligible Directors"). Pursuant to the plan, on October 11, 1989, each of the Eligible Directors was granted an immediately exercisable option to purchase 10,000 shares and a vesting option to purchase 15,000 shares. Any director who becomes an Eligible Director upon initial election after October 11, 1989 automatically is granted a vesting option to purchase 15,000 shares. Vesting options become exercisable to the extent of 5,000 shares on each of the first three anniversaries of the date of grant. The per share exercise price of each option equals the fair market value of a share of the Common Stock on the date of grant. In general, options are not transferable and expire the earlier of five years after grant or three years after the holder ceases to be a director.

    SMC's 1994 Director Stock Option Plan is being submitted to the stockholders for approval. See 1994 DIRECTOR STOCK OPTION PLAN. If the 1994 Plan is approved by the stockholders, the 1990 Plan will be terminated, except with respect to outstanding options.

    SMC's Retirement Plan for Directors provides for the payment to each retired director, for a maximum of 10 years after retirement, of an amount equal to the director's retainer in effect at his retirement, for service on the Board and each Board committee of which he was then a member. Payments for a shorter period are made to the spouse of a director who dies while in service or within 10 years after his retirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Herman Fialkov, who was one of the founders of SMC, has been engaged by SMC as a consultant through June 30, 1997, at a fee equivalent to $57,500 per annum. In the event of Mr. Fialkov's death while so engaged, his compensation is to be continued for six months following the month in which death occurred. The agreement requires Mr. Fialkov to keep information received from SMC confidential, so long as such information is not otherwise publicly disclosed, and prohibits him, except with SMC's consent, from serving any competitor of SMC engaged in the design or manufacture of semiconductor devices. Mr. Fialkov's duties are to be performed at times and places convenient to him, and he is not required to devote more than twelve hours in any week nor more than five days in any calendar month to his consulting activities. The agreement provides that, if he is called upon to perform services beyond the scope of ordinary consulting duties, he shall be compensated for such services on a basis to be agreed between him and SMC. It is contemplated that Mr. Fialkov will continue to serve in his present capacity as a Director and Chairman of the Compensation Committee and will be compensated for such services on the same basis as is applicable to other directors. A consulting engagement on substantially the same terms expired February 28, 1995.

COMPLIANCE WITH SECURITIES EXCHANGE ACT SECTION 16(A)

    Based solely on a review of copies of reports and written representations furnished to SMC by its executive officers and directors, SMC believes that all reports required to be filed by its executive officers and directors for the 1995 fiscal year were filed timely, except for a report on Form 4, covering two transactions, filed late by Mr. Sidorsky.

                        1994 DIRECTOR STOCK OPTION PLAN

    The Board of Directors has adopted the 1994 Director Stock Option Plan (the "Director Option Plan"), subject to stockholder approval. The Board of Directors believes that the Director Option Plan is desirable to encourage ownership in SMC by non-employee directors, whose services are considered essential to SMC's continued progress, by providing a further incentive to continue to serve as directors and, through utilization of the incentives provided by the Director Option Plan, to attract and retain experienced and qualified candidates to fill vacancies on the Board of Directors which may occur in the future.

    The Director Option Plan is set forth as Exhibit A to this Proxy Statement, and the following description is qualified in its entirety by this reference thereto.

    Under the Director Option Plan, options to purchase an aggregate of 250,000 shares of SMC Common Stock may be granted from time to time to persons who are now or shall become incumbent directors who are not, at the respective times, employees of SMC or any subsidiary ("Eligible Directors"). Subject to stockholder approval of the Plan, on July 7, 1994, each Eligible Director who last received an option to purchase the Company's Common Stock pursuant to a Company stock option plan (a "Prior Plan") prior to the Company's 1992 Annual Meeting of Stockholders was granted an option to purchase 25,000 shares of SMC Common Stock, and any Eligible Director who last received an option to purchase Common Stock pursuant to a Prior Plan immediately following any of the 1992, 1993 or 1994 Annual Meetings of the Stockholders was granted an option to purchase 10,000 shares of SMC Common Stock. Accordingly, if the 1994 Stock Option Plan is approved by stockholders, immediately following the 1995 Annual Meeting, the following directors will receive Vesting Options exercisable at $14.88 per share covering the indicated numbers of shares of SMC Common Stock:
Evelyn Berezin, 10,000; Robert M. Brill, 10,000; Peter F. Dicks, 25,000; Herman Fialkov, 25,000; Raymond Frankel, 25,000; and Ivan T. Frisch, 10,000. Any Eligible Director first elected after the 1994 Annual Meeting of Stockholders, upon such election, shall be granted an option to purchase 25,000 shares of SMC Common Stock. All of the options granted pursuant to the foregoing provisions shall become exercisable, to the extent of one-third of the number of shares granted, on the first anniversary of the date of grant, and cumulatively to the extent of an additional one-third, on each of the next two succeeding anniversaries, so that on the third anniversary of the date of grant, these options shall be fully exercisable. The options described above shall become immediately exercisable in full (i) upon the mandatory retirement of the director, or his total and permanent disability or death, or (ii) a change in control of SMC. In addition to the stock options described above, immediately following each Annual Meeting of the Stockholders, commencing with the 1997 Annual Meeting, each Eligible Director shall be granted under the Director Option Plan an option to purchase 8,333 shares of SMC Common Stock, which shall be fully vested upon the granting thereof and immediately exercisable. No Eligible Director shall be granted any immediately exercisable options under the Director Option Plan prior to the third annual meeting after he shall have become an Eligible Director. If the Director Option Plan is adopted, no further grant will be awarded under the 1990 Director Stock Option Plan. Six incumbent directors and nominees will be eligible to participate in the Director Option Plan, if it is approved by the stockholders.

    The Director Option Plan is to be administered by the Board of Directors. The Board is generally empowered to interpret the Director Option Plan, to prescribe, amend and rescind rules and regulations relating to it and to determine the terms and provisions of the respective option agreements. The per share exercise price of each option shall equal the fair market value of a share of the Common Stock on the date of grant. Upon exercise of an option, the optionee may pay the purchase price with cash, securities of SMC already owned by him, or a combination of cash and securities.

    Each option granted under the Director Option Plan will be evidenced by a written agreement in such form as the Board will from time to time approve. Options will not be transferable other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by him.

    No option will be exercisable after the expiration of the earlier of (i) five years from the date of grant, or (ii) three years following (x) the retirement or resignation of the optionee as a director, or (y) the failure of the optionee to be reelected as a director, or (z) the total and permanent disability or death of the optionee.

    The number of shares subject to option and the exercise price of options are subject to appropriate adjustment by the Board in the event of changes in the outstanding Common Stock by reason of changes in SMC's corporate structure or capitalization, including stock dividends or stock splits.

    The Board of Directors may suspend, discontinue or amend the Director Option Plan provided, however, that (except for adjustments by reason of changes in SMC's corporate structure or capitalization) any change in the number of shares subject to the Director Option Plan, in the definition of the class of directors eligible to receive options or that will materially increase the benefits accruing to participants, shall require approval of the stockholders. In addition, provisions of the Director Option Plan relating to the eligibility or the number of shares covered by an option at its initial grant and the exercise price may not be amended more frequently then once every six months, except to conform the plan to provisions of the Internal Revenue Code and ERISA.

    On May 19, 1995, the closing sale price for SMC Common Stock as reported on the NASDAQ National Market List was $18.875 per share.

TAX CONSEQUENCES

    SMC has been advised as follows regarding the federal income tax consequences applicable to the grant and exercise of options under the Director Option Plan:

    Optionees will not be taxed upon the grant of a stock option. Except as noted below, at the time of exercise of a stock option, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares over the option price, and SMC generally will be entitled to a deduction in the same amount. The shares so acquired will have a basis to the optionee equal to their fair market value on, and a holding period commencing on the day after, the date of exercise. Upon the sale of a share so acquired, any gain or loss will result in a capital gain or loss measured by the difference between the optionee's basis and the amount realized on such sale, provided the share sold is a capital asset in the hands of the holder.

    If the optionee uses previously acquired shares of Common Stock to pay the exercise price of a stock option, the optionee will not ordinarily recognize taxable income to the extent that the number of new shares received upon exercise of the stock option does not exceed the number of previously acquired shares so used. If non-recognition treatment applies to the payment for option shares with previously acquired shares, the tax basis and holding period of the shares received without recognition of taxable income will be determined by reference to the basis and holding period of the shares surrendered as payment. If a greater number of shares of Common Stock is received upon exercise than the number of shares surrendered in payment of the option price, the option holder will be required to include in gross income (and SMC will be entitled to deduct) an amount equal to the fair market value of the additional shares on the date the stock option is exercised, less any cash paid for the shares, and the holding period of the additional shares will commence on the day after the exercise date.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE 1994 DIRECTOR STOCK OPTION PLAN.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    Subject to ratification by the stockholders, the Board of Directors has selected Arthur Andersen & Co. ("Arthur Andersen") as independent public accountants for SMC for the fiscal year ending February 28, 1996. Arthur Andersen was the independent public accountant for SMC for its fiscal year ended February 28, 1995. A representative of Arthur Andersen is expected to be present at the Annual Meeting, with the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

    If the selection of Arthur Andersen is not ratified, or if prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent auditors whose selection for any period subsequent to the next Annual Meeting will be subject to stockholder ratification at such meeting.

                               VOTING PROCEDURES

    Every stockholder of SMC is entitled to cast, in person or by proxy, one vote for each share of SMC Common Stock held at the close of business on May 19, 1995, the record date for the Annual Meeting. At that date, SMC had outstanding 13,228,801 shares. The proxy hereby solicited is revocable at any time prior to its exercise and may be revoked in any manner permitted by law.

    The presence in person or by proxy of stockholders entitled to cast a majority of the votes at the meeting constitutes a quorum, and the favorable vote of the holders of a majority of the shares present or represented and entitled to vote is necessary for the approval of each proposal, except for election of directors. If a quorum is present, the three persons receiving the largest number of votes for director will be elected. Votes are in general counted by optical scanning equipment. Abstentions are counted for quorum purposes, but not as "for" or "against"; broker non-votes are not counted for quorum purposes. An abstention on a proposal that requires for its approval the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote, such as approval of the 1994 Director Stock Option Plan, has the same legal effect as a vote against.

    The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified on the form of proxy, the shares will be voted in accordance with the specification so made.

                                    GENERAL

    The cost of preparing, assembling and mailing the proxy statement and related material will be borne by SMC. In addition to soliciting proxies by mail, SMC may make requests for proxies by telephone, facsimile transmission or messenger or by personal solicitation by officers, directors, or employees of SMC, at nominal cost to SMC, or by any one or more of the foregoing means. Georgeson & Company has been retained by SMC to assist in the solicitation of proxies, for fees anticipated to aggregate approximately $4,500, plus reasonable out-of-pocket expenses. SMC will reimburse brokerage firms and other nominees in accordance with the New York Stock Exchange schedule of charges for the cost of forwarding proxy material to beneficial owners of SMC stock.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

    Stockholder proposals intended for inclusion in the proxy statement for the next Annual Meeting must be received by SMC by February 6, 1996 and should be sent to the Vice President--Finance, Standard Microsystems Corporation, 80 Arkay Drive, Hauppauge, New York 11788.

    As of the date of this proxy statement, the Board of Directors of SMC knows of no matter, other than the election of directors, adoption and approval of the 1994 Director Stock Option Plan, and the ratification of the selection of independent public accountants, to come before the meeting. If any other matter should properly come before the meeting, it is the intention of the persons named on the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

                                          By order of the Board of Directors,

Dated: May 31, 1995                       HAROLD I. KAHEN

                                          Secretary

      YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. PLEASE
                             SIGN AND MAIL IT TODAY.

                                                                       EXHIBIT A

                       STANDARD MICROSYSTEMS CORPORATION
                        1994 DIRECTOR STOCK OPTION PLAN

1. PURPOSE

    The purpose of this 1994 Director Stock Option Plan (the "Plan") of Standard Microsystems Corporation (the "Company"), is to encourage ownership in the Company by outside directors of the Company whose services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue to serve as directors of the Company. The Plan is also intended to assist the Company through utilization of the incentives provided by the Plan to attract and retain experienced and qualified candidates to fill vacancies in the Board which may occur in the future.

2. ADMINISTRATION

    The Plan will be administered by the Board of Directors (the "Board") of the Company. Subject to the express provisions of the Plan, the Board will have complete authority to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to it; to determine the terms and provisions of the respective option agreements (which need not be identical); and to make all other determinations necessary or advisable for the administration of the Plan. The Board's determinations on the matters referred to in this Section 2 will be conclusive.

3. PARTICIPATION IN THE PLAN

    Each person who is now or shall become an incumbent director of the Company and who is not, while serving as director, an employee of the Company or any subsidiary of the Company, shall be eligible to participate in the Plan (an "Eligible Director"). A director of the Company shall not be deemed to be an employee of the Company solely by reason of the existence of a consulting contract between such director and the Company or any subsidiary thereof pursuant to which the director agrees to provide consulting services as an independent consultant to the Company or its subsidiaries on a regular or occasional basis for a stated consideration.

4. STOCK SUBJECT TO THE PLAN

    The stock subject to the Plan shall consist of 250,000 shares of Common Stock, $.10 par value, of the Company ("Common Stock"). Such shares may, as the Board shall from time to time determine, be either authorized and unissued shares of Common Stock or issued shares of Common Stock which have been reacquired by the Company. If an option shall expire or terminate for any reason without having been exercised in full, the shares represented by the portion thereof not so exercised shall (unless the Plan shall have been terminated) become available for other options to be granted under the Plan.

5. STOCK OPTIONS

    A. Form of Options. Each option granted under this Plan shall be evidenced by a written agreement in such form as the Board shall from time to time approve, which agreement shall comply with and be subject to the terms and conditions set forth in the Plan.

    B. Vesting Options. In recognition of past services to the Company, on July 7, 1994, each director who is on that date an Eligible Director and last received an option to purchase Common Stock pursuant to a Company stock option plan (a "Prior Plan") prior to the Company's 1992 Annual Meeting of Stockholders shall be granted under the Plan an option to purchase 25,000 shares of Common Stock, and any Eligible Director who last received an option to purchase Common Stock pursuant to a Prior Plan immediately following any of the 1992, 1993, or 1994 Annual Meetings of Stockholders shall be granted under the Plan an option to purchase 10,000 shares of Common Stock. Any Eligible Director first elected after the 1994 Annual Meeting of Stockholders, upon such election, shall be granted under the Plan an option to purchase 25,000 shares of Common Stock. Each option granted pursuant to this
Section 5B (a "Vesting Option") shall become exercisable, to the extent of one-third of the number of shares granted, on the first anniversary of the date of grant, and cumulatively to the extent of an additional one-third, on each of the next two succeeding anniversaries, so that on the third anniversary of the date of grant, each Vesting Option granted to an Eligible Director shall be fully exercisable.

    C. Current Service Options. In addition to Vesting Options, immediately following each Annual Meeting of Stockholders, commencing with the 1997 Annual Meeting, each Eligible Director shall be granted under the Plan an option to purchase 8,333 shares of Common Stock ("Current Service Option"), which shall be fully vested upon the granting thereof and, subject to the provisions of Sections 5H and 12, shall be immediately exercisable. Notwithstanding anything else contained herein, no Eligible Director shall be granted a Current Service Option prior to the third annual meeting after he shall have become an Eligible Director.

    D. Option Price per Share. All options granted hereunder shall be exercisable at a price per share equal to the fair market value (as hereinafter defined) of a share of Common Stock on the date of the grant. For purposes of the Plan, the term "fair market value" of a share of Common Stock shall mean, as of the date on which such fair market value is to be determined, the closing price of a share of Common Stock as reported in The Wall Street Journal (or a publication or reporting service deemed equivalent to The Wall Street Journal for such purpose by the Board) for the over-the-counter market or any national securities exchange and other securities market which at the time are included in the stock price quotations of such publication. If no such sale is so reported for such date, fair market value shall mean the average of the latest bid and asked prices so reported for such date. In the event that the Board shall determine such stock price quotation is not representative of fair market value, the Board may determine fair market value in such a manner as it shall deem appropriate under the circumstances.

    E. Options Nontransferable. Each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercisable during the lifetime of the optionee only by him. No option or interest therein may be transferred, assigned, pledged, or hypothecated by the optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment, or similar process.

    F. Accelerated Vesting. Notwithstanding the provisions hereof specifying the installments in which Vesting Options shall be exercisable, Vesting Options shall become exercisable in full (i) upon the retirement of the director in accordance with any mandatory retirement policy for members of the Board, which policy may be established by the Board, (ii) upon the total and permanent disability or death of the director, or (iii) if any of the following events shall occur: (a) the Company shall execute a definitive agreement to merge or consolidate with or into another corporation and the Company shall not be the surviving corporation in the merger (or shall become a subsidiary of any other corporation party to such merger agreement, unless such transaction shall involve no significant change in beneficial ownership of the Company) and the stockholders of the Company shall have approved the terms of such agreement; (b) the Company shall enter into a definitive agreement to sell or otherwise dispose of all or substantially all of its assets and the stockholders of the Company shall have approved the terms of such agreement; or (c) any person or group shall acquire, or increase its ownership to, more than 20% of the Company's then outstanding voting stock.

    G. Expiration of Options. No option shall be exercisable after the expiration of the earlier of (i) five years from the date when such option was granted or (ii) three years following (x) the retirement or resignation of the optionee as a director of the Company, (y) the failure of the optionee to be reelected a director of the Company, or (z) the total and permanent disability or death of the optionee.

    H. Exercise of Options. Options may be exercised only by notice to the Company, accompanied by payment of the full purchase price for the shares as to which they are exercised. Such purchase price shall be paid in full upon any exercise of an option (i) by cash, including a personal check payable to the order of the Company or (ii) by delivering at fair market value, valued as of the close of the last trading day prior to delivery, Common Stock owned by the optionee, or (iii) by any combination of (i) and (ii). If the Company shall be advised that the exercise of an option is subject to any tax withholding, the Company may require, as a condition of exercise, that payment of the purchase price be accompanied by the applicable withholding amount, as determined by the Company.

    I. Nonstatutory Options. No option granted under the Plan shall constitute an "incentive stock option" as that term is defined in the Internal Revenue Code of 1986.

6. MODIFICATION, EXTENSION, AND RENEWAL OF OPTIONS

    The Board shall have the power to modify, extend or renew outstanding options and authorize the grant of new options in substitution therefor, provided that such power may not be exercised in a manner which would (i) alter or impair any rights or obligations under any option previously granted without the written consent of the optionee or (ii) adversely affect the qualification of the Plan or any other stock-related plan of the Company under Rule 16b-3 under the Securities Exchange Act of 1934 or any successor provision.

7. ASSIGNMENT

    The rights and benefits under this Plan may not be assigned and any attempted assignment of such rights and benefits shall be null and void.

8. LIMITATION OF RIGHTS

    A. No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

    B. No Stockholder's Rights for Optionees. An optionee or his representative shall have no rights as a stockholder with respect to the shares covered by his option until the date of the issuance to him or his representative of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

9. CHANGES IN PRESENT STOCK

    In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure or capitalization affecting the Company's Common Stock, appropriate adjustment shall be made by the Board in the number and kind of shares which are or may become subject to options granted or to be granted hereunder and the per share option price to be paid therefor.

10. EFFECTIVE DATE AND DURATION OF THE PLAN

    Options shall be granted under the Plan, subject to its authorization and adoption by the stockholders of the Company, at any time or from time to time after its adoption by the Board of Directors, but no option shall be exercisable under the Plan until the Plan shall have been adopted and approved at the meeting of stockholders of the Company next following adoption of the Plan by the Board. If so adopted by stockholders, this Plan shall become effective as of July 7, 1994, the date of its adoption by the Board. In the event the Plan is not so adopted by stockholders, all options which may have been granted shall be null and void. The Plan shall terminate on July 6, 2004 (unless earlier discontinued by the Board), but such termination shall not affect the rights of the holder of any option outstanding on such date of termination.

11. AMENDMENT OF THE PLAN

    The Board may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that, without approval of the shareholders, no revision or amendment shall change the number of shares subject to the Plan (except as provided in Section 9), change the definition of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the Plan. Notwithstanding the preceding sentence, none of Sections 3, 5B, 5C, or 5D shall be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, federal securities laws or rules thereunder.

12. COMPLIANCE WITH LAW, ETC.

    Notwithstanding any other provision of this Plan or agreements made pursuant hereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under this Plan prior to fulfillment of all of the following conditions:

        (i) Effectiveness of any registration or other qualification of such shares or of the Company under any state or federal law or regulation which the Board shall, in its absolute discretion or upon the advice of counsel, deem necessary or advisable; and

        (ii) Grant of any other consent, approval or permit from any state or federal governmental agency or securities exchange which the Board shall, in its absolute discretion or upon the advice of counsel, deem necessary or advisable.

13. NOTICE

    Any notice to the Company required by this Plan shall be in writing addressed to the Secretary of the Company at its principal office, and shall be deemed delivered only when it is received by the Secretary.

14. GOVERNING LAW

    This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of New York and construed accordingly.

                      STANDARD MICROSYSTEMS CORPORATION

               PROXY-Annual Meeting of Stockholders-July 6, 1995

    PAUL RICHMAN, HERMAN FIALKOV and HAROLD I. KAHEN, and each of them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting or, if only one shall be present and acting, then that one, all of the shares of Standard Microsystems Corporation that the undersigned would be entitled, if personally present, to vote at the 1995 annual meeting of stockholders, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side hereof and in the notice of annual meeting.

Please date and sign this proxy on the REVERSE SIDE, and mail it in the enclosed envelope, which requires no postage if mailed in the United States.

- --------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

This proxy is solicited on behalf of the Board of Directors. Unless otherwise properly marked, this proxy will be voted for proposals 1, 2 and 3 as recommended by the Board of Directors.

The Board of Directors recommends a vote FOR the following items:
1. ELECTION OF DIRECTORS

       FOR             WITHHOLD      Nominees: Robert M. Brill, Raymond Frankel,
  ALL NOMINEES        AUTHORITY                Ivan T. Frisch, Victor F.
(except as marked  to vote for all             Trizzino
to the contrary)   nominees listed
                                     (INSTRUCTION: To withhold authority to vote
                                     for any individual nominee, write that
       [ ]                [ ]        nominee's name on the space provided
                                     below.)

                                     -------------------------------------------

2. SELECTION OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS.

       FOR        AGAINST        ABSTAIN

       [ ]          [ ]            [ ]

3. ADOPTION OF 1994 DIRECTOR STOCK OPTION PLAN.

       FOR        AGAINST        ABSTAIN

       [ ]          [ ]            [ ]


                                     (Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership or other association, please sign its name and add your own name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder should sign.)

                                     Dated:                              , 1995
                                            -----------------------------

                                     ------------------------------------------

                                     ------------------------------------------
                                                      Signature(s)

                                     PLEASE DATE AND SIGN THIS PROXY AND
                                     RETURN IT PROMPTLY.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

- --------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^